WEBSTAR COMMUNICATIONS, INC.
              236 S. Rainbow Blvd., Suite 483
                    Las Vegas, NV 89128
                      (702) 363-0066



May 28, 1999



Mr. Max A. Webb
U. S. Securities and Exchange Commission
Washington, D.C. 20549

     RE:  Registration Statement on Form 10-SB
     SEC File No. 0-25697
     Filed on April 2, 1999

Dear Mr. Webb:

     We hereby request that the referenced Form 10-SB filed with the Commission on April 2, 1999 be withdrawn.

Sincerely,

WEBSTAR COMMUNICATIONS, INC.



/s/ TRACY J. NELSON
Tracy J. Nelson
President